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                                                                                                            Exhibit 12.2


Sovereign Bancorp, Inc.
Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                                          Year Ended December 31,

                                                    1998         1997         1996         1995         1994

Interest on deposits                             $  440,300     $378,813     $351,084     $351,885     $221,109
Interest on borrowings                              420,392      367,407      278,299      166,191      114,399
Amortization of debt premium
  and issuance expense                                1,067          475          477          407          338
Portion of rent expense
  representative of interest                          3,525        2,627        2,086        1,473        1,505

     Total Fixed Charges                            865,284      749,322      631,946      519,956      337,351

Preferred Stock Dividends                             2,413       10,071       10,081        7,561            0

     Total Fixed Charges & Pfd. Divs.               867,697      759,393      642,027      527,517      337,351

Income before taxes                                 211,206      169,862      137,887      149,920      134,352
Total fixed charges                                 865,284      749,322      631,946      519,956      337,351

     Total Earnings                              $1,076,490     $919,184     $769,833     $669,876     $471,703

Earnings/Fixed Charges:

          Including interest on deposits              1.24x        1.23x        1.22x        1.29x        1.40x
          Excluding interest on deposits              1.50x        1.46x        1.49x        1.89x        2.16x

Earnings/(Fixed Charges & Pfd. Divs.):

          Including interest on deposits              1.24x        1.21x        1.20x        1.27x        1.40x
          Excluding interest on deposits              1.49x        1.42x        1.44x        1.81x        2.16x

Note:  Preferred stock dividends are grossed-up to reflect the pre-tax amount of earnings required to fund the obligation.

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